Exhibit 99.1

                                              Contact: Peter W. Keegan
                                                       Senior Vice President
                                                       (212) 521-2950

                                                       Candace Leeds
                                                       V. P. of Public Affairs
                                                       (212) 521-2416

                                                       Joshua E. Kahn
                                                       Investor Relations
                                                       (212) 521-2788

LOEWS CORPORATION
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NEWS RELEASE
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FOR IMMEDIATE RELEASE
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                         LOEWS CORPORATION COMPLETES ACQUISITION OF
                         ------------------------------------------
                                   GULF SOUTH PIPELINE, LP
                                   -----------------------

   NEW YORK, December 29, 2004 - Loews Corporation (NYSE:LTR) today announced that its wholly owned subsidiary, TGT Pipeline, LLC has completed its previously announced acquisition of Gulf South Pipeline, LP from Entergy-Koch, LP, a venture between Entergy Corporation (NYSE: ETR) and Koch Energy, Inc., a subsidiary of privately-owned Koch Industries, Inc. TGT Pipeline, LLC funded the $1.136 billion purchase price with $575 million of proceeds from an interim loan and the remaining approximately $561 million from cash provided by Loews.

  Gulf South Pipeline owns and operates an 8,000-mile interstate natural gas pipeline, gathering and storage system located in the U.S. Gulf Coast. Gulf South is headquartered in Houston with field offices located in Texas, Louisiana, Mississippi, Alabama and Florida. The Gulf South pipeline system is comprised of approximately 6,800 miles of interstate transmission pipeline, 1,200 miles of gathering pipeline and 68.5 billion cubic feet of working gas storage capacity.

  Loews Corporation, a holding company, is one of the largest diversified financial corporations in the United States. Its principal subsidiaries are CNA Financial Corporation, Lorillard, Inc., Diamond Offshore Drilling, Inc., Texas Gas Transmission, LLC, Loews Hotels, Bulova Corporation and Gulf South Pipeline, LP.

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